Exhibit 99.1

FOR IMMEDIATE RELEASE: AUGUST 6, 2019

LEGGETT & PLATT ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Carthage, MO, August 6, 2019 – Diversified manufacturer Leggett & Platt is pleased to announce that Jeffrey L. Tate, 50, will join the Company as Executive Vice President and Chief Financial Officer effective September 3, 2019. Jeff brings 27 years of senior-level finance, operating, and general management experience with The Dow Chemical Company, Midland, MI.

In his most recent role, Jeff served as Vice President and Business CFO for Dow’s largest operating segment, Packaging & Specialty Plastics, with combined revenue of over $24 billion. As a member of the Portfolio Executive Management team, he drove financial discipline and provided financial counsel at the strategic and operational levels of the global business. Responsibilities included portfolio analysis, value-based strategy development, business risk analysis, short and long-term financial planning, performance measurement and analysis, and ensuring proper internal control. In prior roles, Jeff served as Chief Audit Executive leading Dow’s global Internal Audit/Investigation activities and was also Director of Investor Relations.

Jeff is a Certified Public Accountant, with a Bachelor of Science in Accounting from the University of Alabama. He is a member of the Board of Directors of TCF Financial Corporation (TCF), serving as Chair of the Finance Committee and as a member of their Audit, Risk Management and Compensation and Pension Committees. He also previously served on the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group.

President and CEO Karl Glassman commented, “We are excited to welcome Jeff as our Chief Financial Officer. He brings tremendous strategic and financial capabilities, is well-aligned with our culture, and will be a strong addition to Leggett’s senior management team. Matt Flanigan will remain with the Company for a period of time to assist with the transition. We would like to again thank Matt for his many contributions to the success of Leggett over the past 22 years and wish him and his family all the best in his retirement.”

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 136-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The Company is comprised of 15 business units, 23,000 employee-partners, and 145 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; g) high-carbon drawn steel wire; and h) bedding industry machinery.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations